EXHIBIT 32

                        SECTION 1350 Certifications

          Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned certifies that this period report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in this periodic Act of 1934 and that information contained in this periodic report fairly presents, in all material respects, the financial condition and results of operations of Oakridge Holdings, Inc.


          Dated:    May 13, 2008

          By /s/    Robert C. Harvey


          Robert C. Harvey
          President, Chief Executive Officer,
          Chief Financial Officer and
          Chairman of the Board of Directors